                    SUPPLEMENT NO. 4 DATED JANUARY 13, 1997
                     TO PROSPECTUS DATED SEPTEMBER 3, 1996
         RELATING TO $125,000,000 PRINCIPAL AMOUNT 5 5/8% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2006 AND
                              3,654,971 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                         COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, as supplemented by Supplement No. 1 dated December 2, 1996, Supplement No. 2 dated December 9, 1996 and Supplement No. 3 dated January 6, 1997, forming a part of Form S-3 Registration Statement No. 333-10839.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The Selling Securityholders in the table below are identified by this supplement. The Notes beneficially owned by each of such Selling Securityholders were previously listed in the Prospectus under the name of the nominee or Depository Trust Company participant holding the Notes for the benefit of the Selling Securityholder. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders identified therein.

                                        Principal
                                     Amount of Notes                Number of
                                      Beneficially                 Conversion   Percentage
                                         Owned        Percentage     Shares     of Common
                                        That May      of Notes      That May    Stock Out-
Name                                    Be Sold      Outstanding   Be Sold (1)  standing (2)
----                                    -------      -----------   -----------  ------------
Nomura Securities (Bermuda) Ltd.      $1,900,000          1.5%        55,555           *
Smith Barney Inc.                     $9,400,000          7.5%       274,853         1.1%

--------------------------------
* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the current conversion rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,393,056 shares of Common Stock outstanding as of November 8, 1996, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.


     Other than their ownership of the Company's securities, none of the foregoing Selling Securityholders has had any material relationship with the Company within the past three years.